October 23, 2008	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Quarterly Earnings

Financial Highlights for the Third Quarter and First Nine Months of 2008:

•
The Company’s and Bank’s regulatory capital levels increased and both entities remained “well capitalized” as defined by the Federal banking agencies’ capital-related regulations as of September 30, 2008.

•
The allowance for loan losses increased $3.9 million from December 31, 2007. The allowance as a percentage of total loans was 1.63% at September 30, 2008, as compared to 1.49% at June 30, 2008, and 1.38% at December 31, 2007.

•
From year-end 2007, non-performing loans decreased $2.3 million and foreclosed assets increased $12.4 million as part of the credit resolution process. Potential problem loans decreased $14.3 million from December 31, 2007.

•
Net loans decreased $46.8 million, or 3.0%, from December 31, 2007, primarily as a result of a reduction in outstanding construction and land development loan balances, which were down $84.4 million from year-end 2007. In addition, unfunded balances of construction and land development loans decreased $170.7 million from $266.4 million at December 31, 2007, to $95.7 million at September 30, 2008.

•
Despite the competitive interest rate environment for deposits and higher-than-normal relative LIBOR rates, the Company’s net interest margin declined by only seven basis points, or 2%, for the three months ended September 30, 2008, compared to the same period in 2007.

•
As part of the Company’s on-going expense management, excluding foreclosure losses and credit-related expenses, operational expense items were down $643,000 in the third quarter 2008 compared to the third quarter 2007.

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended September 30, 2008, were $.06 per diluted share, or $824,000, compared to the $.54 per diluted share, or $7.3 million, the Company earned during the same quarter in the prior year. The quarterly earnings were negatively impacted by the previously announced write-down of the Company’s investment in perpetual preferred stock of Fannie Mae and Freddie Mac. This write-down amounted to $3.5 million, net of applicable income taxes at a 35% rate. This write-down equates to approximately $.26 per diluted share. The Company has not sold this investment and carried the securities on its books at September 30, 2008, at a value of $483,000, which was the value of the shares based on recent market trades at that time.

Preliminary results for the nine months ended September 30, 2008, were a loss of $.60 per diluted share, or
$8.0 million loss, compared to the $1.67 per diluted share, or $22.9 million, the Company earned during the same period in the prior year. Excluding the effects of the Company’s hedge accounting entries recorded, results for the nine months ended September 30, 2008 and 2007, were a loss of $.73 and income of $1.65 per diluted share, respectively. In the March 31, 2008, quarter, the Company recorded a provision expense

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and related charge-off of $35 million, equal to $1.70 per share (after tax), related to a $30 million stock loan to a failed Arkansas-based bank holding company and the under-collateralized portion of other associated loans totaling $5 million (see the Company’s Quarterly Report on Form 10-Q for March 31, 2008, for additional information). The year-to-date results were also impacted by the investment write-down in the third quarter discussed above.

For the three months ended September 30, 2008, return on average equity (ROAE) was 1.90%; return on average assets (ROAA) was 0.13%; and net interest margin (NIM) was 3.13%.  The non-cash amortization of prepaid broker fees to originate certificates of deposit (which was recorded as part of the accounting change in 2005) reduced net interest margin by 2 basis points (from 3.15%).

For the nine months ended September 30, 2008, ROAE was (5.86)%; ROAA was (0.43)%; and NIM was 3.09%.  The non-cash amortization of prepaid broker fees to originate certificates of deposit (which was recorded as part of the accounting change in 2005) reduced net interest margin by 14 basis points (from 3.23%).

Great Southern President and CEO Joseph W. Turner commented, “The third quarter write-down of the Fannie Mae and Freddie Mac preferred stock impacted third quarter earnings by approximately $.26 per diluted share. While we are disappointed with our earnings results, we are pleased with our fundamental progress during this difficult economic cycle. Our capital and liquidity levels continue to increase. We continue to diligently work through problem assets, increase our allowance for loan losses, and contain core operating expenses.

“Great Southern continues to maintain a very strong capital position, which is categorized by regulators as  ‘well capitalized.’ Our total risk-based capital ratio increased from 11.37% at June 30, 2008, to 11.61% at September 30, 2008.  A total risk-based capital ratio of 10% or greater is defined as ‘well capitalized’ by Federal regulatory agencies.  The Company’s on-balance sheet and off-balance sheet liquidity levels increased and are strong.

“Credit quality and the efficient resolution of credit issues is a top priority. As anticipated, net loan balances declined during the third quarter with decreases primarily in the construction and land development sector.  We experienced modest growth in single family residential loans, consumer loans and commercial real estate. Non-performing assets remained elevated, but at manageable levels, and will likely continue to be elevated into 2009. Compared to year-end 2007, total classified assets decreased $4.2 million. The allowance for loan losses increased $3.9 million from the end of 2007 to $29.4 million. The allowance for loan losses to total loans at September 30, 2008, was 1.63%, which compares favorably with historical peer group averages.”

Turner added, “The Company’s on-going expense management showed positive signs in the quarter.  While overall expenses were up from the year-ago quarter, the increase was mainly due to foreclosure and credit-related expenses. Excluding these items, expenses were down $643,000.

“We will continue to proactively manage through the economic challenges that have affected our industry. Our associates are focused on serving our customers. We will continue to work to maintain strong capital and liquidity levels and set aside appropriate reserves.  Our goal remains steadfast even in these trying times -- to position the Company for long-term growth and increasing long-term shareholder value.”

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Selected Financial Data and Non-GAAP Reconciliation:

      (Dollars in thousands)

	Three Months Ended September 30, 2008			Nine Months Ended September 30, 2008
		Effect of	Excluding		Effect of	Excluding
	As Reported	Hedge Accounting	Hedge Accounting	As Reported	Hedge Accounting	Hedge Accounting
		Entries Recorded	Entries Recorded		Entries Recorded	Entries Recorded
Net interest income	$18,367	$(139)	$18,506	$54,341	$(2,472)	$56,813
Provision for loan losses	4,500	--	4,500	47,200	--	47,200
Non-interest income	1,789	22	1,767	21,836	5,285	16,551
Non-interest expense	14,650	--	14,650	42,324	--	42,324
Provision for income taxes	182	41	223	(5,350)	(985)	(6,335)
Net income (loss)	$824	$(76)	$900	$(7,997)	$1,828	$(9,825)

	Three Months Ended September 30, 2007			Nine Months Ended September 30, 2007
		Effect of	Excluding		Effect of	Excluding
	As Reported	Hedge Accounting	Hedge Accounting	As Reported	Hedge Accounting	Hedge Accounting
		Entries Recorded	Entries Recorded		Entries Recorded	Entries Recorded
Net interest income	$17,932	$(206)	$18,138	$53,606	$(649)	$54,255
Provision for loan losses	1,350	--	1,350	4,125	--	4,125
Non-interest income	7,610	139	7,471	22,503	1,008	21,495
Non-interest expense	13,320	--	13,320	37,980	--	37,980
Provision for income taxes	3,555	23	3,578	11,144	(126)	11,018
Net income (loss)	$7,317	$(44)	$7,361	$22,860	$233	$22,627

Selected Financial Data and Non-GAAP Reconciliation:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2008		2007		2008		2007
	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share
Reported Earnings	$824	$.06	$7,317	$.54	$(7,997)	$(.60)	$22,860	$1.67

Amortization of deposit broker
origination fees (net of taxes)	90	.01	134	.01	1,607	.12	422	.03

Net change in fair value of interest
rate swaps and related deposits
(net of taxes)	(14)	--	(90)	(.01)	(3,435)	(.25)	(655)	(.05)

Earnings excluding impact
of hedge accounting entries	$900	$.07	$7,361	$.54	$(9,825)	$(.73)	$22,627	$1.65

NET INTEREST INCOME

Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the third quarter of 2008 increased $435,000 to $18.4 million compared to $17.9 million for the third quarter of 2007. Net interest margin was 3.13% in the quarter ended September 30, 2008, compared to 3.20% in the same period in 2007, a decrease of seven basis points. Excluding the impact of the accounting entries recorded for certain interest rate swaps (amortization of deposit broker origination fees), economically, net interest income for the third quarter of 2008 increased $368,000 to $18.5 million compared to $18.1 million for the third quarter of 2007. Net interest margin excluding the effects of the accounting change was 3.15% in the quarter ended September 30, 2008, compared to 3.23% in the quarter ended September 30, 2007.

Part of the decrease in net interest margin resulted from the decision by the Company to increase the amount of  longer-term brokered certificates of deposit in the first nine months of 2008 to provide liquidity for operations and to maintain in reserve its available secured funding lines with the Federal Home Loan Bank (FHLBank)

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and the Federal Reserve Bank. In the first nine months of 2008, the Company issued approximately $292 million of new brokered certificates which are fixed rate certificates with maturity terms of generally two to four years, which the Company (at its discretion) may redeem at par generally after six months. In addition in the same period, the Company issued approximately $87 million of new brokered certificates, which are fixed rate certificates with maturity terms of generally two to four years, which the Company may not redeem prior to maturity. There are no interest rate swaps associated with these brokered certificates. These longer-term certificates carry an interest rate that is approximately 150 basis points higher than the interest rate that the Company would have paid if it instead utilized short-term advances from the FHLBank. The Company decided the higher rate was justified by the longer term and the ability to keep committed funding lines available. The net interest margin was also negatively impacted as the Company originated some of the new certificates in advance of the anticipated terminations of the existing certificates, thereby causing the Company to have excess funds for a period of time. These excess funds were invested in short-term cash equivalents at rates that at times caused the Company to earn a negative spread. Partially offsetting the increase in brokered CDs, several existing brokered certificates were redeemed by the Company in the first half of 2008 as the related interest rate swaps were terminated by the swap counterparties. These redeemed certificates had effective interest rates through the interest rate swaps of approximately 90-day LIBOR. Interest rate swap notional amounts have decreased from $419 million at December 31, 2007, to $38 million at September 30, 2008.

Another factor that continues to negatively impact net interest income is the elevated level of LIBOR interest rates compared to Federal Funds rates as a result of credit and liquidity concerns in financial markets. These LIBOR interest rates were elevated approximately 50-60 basis points compared to historical averages versus the stated Federal Funds rate for most of the three months ended September 30, 2008. In the latter portion of September 2008 and so far into October 2008, LIBOR rates have spiked even higher in comparison to the stated Federal Funds rate. These LIBOR interest rates are elevated over 200 basis points compared to historical averages. The Company has interest rate swaps and other borrowings that are indexed to LIBOR, thereby causing increased funding costs. Funding costs related to brokered certificates of deposit have also been elevated due to competition by issuers seeking to generate significant funding.

The Federal Reserve most recently cut interest rates on October 8, 2008. Great Southern has a significant portfolio of loans which are tied to a “prime rate” of interest. Some of these loans are tied to some national index of “prime,” while most are indexed to “Great Southern prime.” The Company has elected to leave its “prime rate” of interest at 5.00% in light of the current highly competitive funding environment for deposits, including LIBOR rates that have been well over 4.00%. This does not affect a large number of customers as a majority of the loans indexed to “Great Southern prime” are already at interest rate floors which are provided for in individual loan documents. A rate cut by the Federal Reserve generally would have an anticipated immediate negative impact on the Company’s net interest income due to the large total balance of loans which generally adjust immediately as Federal Funds adjust. Because the Federal Funds rate is already very low, there may also be a negative impact on the Company’s net interest income due to the Company’s inability to lower its funding costs in the current environment. Usually any negative impact is expected to be offset over the following 60- to 120-day period, and subsequently is expected to have a positive impact, as the Company’s interest rates on deposits, borrowings and interest rate swaps would normally also go down as a result of a reduction in interest rates by the Federal Reserve, assuming normal credit, liquidity and competitive loan and deposit pricing pressures. Any anticipated positive impact will likely be reduced by the change in the funding mix noted above, as well as retail deposit competition in the Company’s market areas.

For the three months ended September 30, 2008, and 2007, interest income was reduced $352,000 and $659,000, respectively, due to the reversal of accrued interest on loans which were added to non-performing status during the quarter. For the nine months ended September 30, 2008, and 2007, interest income was reduced $1.0 million and $1.2 million, respectively, due to the reversal of accrued interest on loans which were added to non-performing status during the period. Partially offsetting this, the Company collected

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interest which was previously charged off in the amount of $0 and $76,000 in the three months ended September 30, 2008, and 2007, respectively, and $78,000 and $183,000 in the nine months ended September 30, 2008, and 2007, respectively.

Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the first nine months of 2008 increased $735,000 to $54.3 million compared to $53.6 million for the first nine months of 2007. Net interest margin was 3.09% in the nine months ended September 30, 2008, compared to 3.28% in the same period in 2007, a decrease of 19 basis points.

Excluding the impact of the accounting entries recorded for certain interest rate swaps, economically, net interest income for the first nine months of 2008 increased $2.5 million to $56.8 million compared to $54.3 million for the first nine months of 2007. Net interest margin excluding the effects of the accounting change was 3.23% in the nine months ended September 30, 2008, compared to 3.32% in the nine months ended September 30, 2007, a decrease of nine basis points.

Non-GAAP Reconciliation:

	Three Months Ended September 30,,				Nine Months Ended September 30

	2008		2007		2008		2007
	Dollars		Dollars		Dollars		Dollars
	(000)%		(000)%		(000)%		(000)%
Net Interest Income/ Margin	$18,367	3.13%	$17,932	3.20%	$54,341	3.09%	$53,606	3.28%

Amortization of deposit broker
origination fees	139	.02	206	.03	2,472	.14	649	.04

Net interest income/margin excluding
impact of hedge accounting entries	$18,506	3.15%	$18,138	3.23%	$56,813	3.23%	$54,255	3.32%

For additional information on net interest income components, refer to “Average Balances, Interest Rates and Yields” table in this release.  This table is prepared including the impact of the accounting changes for interest rate swaps.

NON-INTEREST INCOME

Non-interest income for the third quarter of 2008 was $1.8 million compared with $7.6 million for the third quarter of 2007, or a decrease of $5.8 million. This decrease in non-interest income was primarily the result of the impairment write-down in value of the Company’s investments in available-for-sale Fannie Mae and Freddie Mac perpetual preferred stock. This write-down totaled $5.3 million on a pre-tax basis. As previously reported in the Company’s Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2008, the Company’s investments in Fannie Mae and Freddie Mac securities were included in securities available for sale at a cost of $4.0 million and $1.8 million, respectively. These securities have recently traded at 5 to 10 percent of par value and are currently not expected to pay dividends. It is unclear if or when the values of such investment securities will improve, or whether such values will deteriorate further.  Based on these developments, the Company recorded an other-than-temporary impairment. The Company does not own any other equity securities issued by Fannie Mae or Freddie Mac.

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Excluding the securities loss discussed above, non-interest income for the third quarter of 2008 was $7.1 million compared with $7.6 million for the third quarter of 2007, or a decrease of $491,000. Third quarter 2008 commission income from the Company’s travel, insurance and investment divisions decreased $471,000, or 19.3%, compared to the same period in 2007. Part of this decrease was in the investment division as a result of the alliance formed with Ameriprise Financial Services through Penney, Murray and Associates. As a result of this change, Great Southern now records most of its investment services activity on a net basis in non-interest income. Thus, non-interest expense related to the investment services division is also reduced. The Company’s travel division also experienced a decrease in commission income. Customers are reducing their travel in light of current economic conditions. The net realized gains on loan sales increased $122,000, or 49.4%, in the third quarter of 2008 compared to the third quarter of 2007. The gain on loan sales was mainly due to a higher volume of fixed-rate residential mortgage loan originations, which the Company typically sells in the secondary market. Income from charges on deposit accounts and fees from ATM and debit card usage increased $250,000, or 6.5%, in the three months ended September 30, 2008 compared to the same period in 2007. Late charges and other fees on loans decreased $111,000 in the three months ended September 30, 2008 compared to the same period in 2007. Non-interest income was also lower due to the change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits, which resulted in an increase of $32,000 in the three months ended September 30, 2008, and an increase of $157,000 in the three months ended September 30, 2007.

Including the securities loss discussed above, non-interest income for the first nine months of 2008 was $21.8 million compared with $22.5 million for the first nine months of 2007, or a decrease of $667,000. Excluding the securities loss discussed above, non-interest income for the first nine months of 2008 was $27.1 million compared with $22.5 million for the first nine months of 2007, or an increase of $4.6 million. A significant portion of this increase in non-interest income was due to the change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits, which resulted in an increase of $5.3 million in the nine months ended September 30, 2008, and an increase of $843,000 in the nine months ended June 30, 2007. Year-to-date September 30, 2008, commission income from the Company’s travel, insurance and investment divisions decreased $629,000, or 8.2%, compared to the same period in 2007. This decrease was primarily in the investment division as a result of the alliance formed with Ameriprise Financial Services described above. The Company’s travel division also experienced a decrease in commission income as discussed above. The net realized gains on loan sales increased $445,000, or 65.2%, in the nine months ended September 30, 2008, compared to the same period in 2007. The gain on loan sales was mainly due to a higher volume of fixed-rate residential mortgage loan originations, which the Company typically sells in the secondary market. Income from charges on deposit accounts and fees from ATM and debit card usage increased $333,000, or 3.0%, in the nine months ended September 30, 2008, compared to the same period in 2007.

NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2008 was $14.6 million compared with $13.3 million for the third quarter of 2007, or an increase of $1.3 million, or 10.0%. The Company’s efficiency ratio for the quarter ended September 30, 2008, was 72.68% compared to 52.15% in the same quarter in 2007. The efficiency ratio in the third quarter 2008 and year-to-date was primarily negatively impacted by the investment write-down recorded by the Company. The third quarter 2008 efficiency ratio was also negatively impacted by increased expenses related to foreclosures. These efficiency ratios include the impact of the hedge accounting entries for certain interest rate swaps. Excluding the effects of these entries, the efficiency ratio for the third quarter of 2008 was 72.26% compared to 52.01% in the same period in 2007. The Company’s ratio of non-interest expense to average assets decreased from 2.24% for the three months ended September 30, 2007, to 2.07% for the three months ended September 30, 2008, due to the Company’s ongoing cost management efforts.

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Non-interest expense for the first nine months of 2008 was $42.3 million compared with $38.0 million for the first nine months of 2007, or an increase of $4.3 million, or 11.4%. The Company’s efficiency ratio for the nine months ended September 30, 2008, was 55.56% compared to 49.90% in the same period in 2007. These efficiency ratios include the impact of the hedge accounting entries for certain interest rate swaps. Excluding the effects of these entries, the efficiency ratio for the first nine months of 2008 was 57.69% compared to 50.14% in the same period in 2007. The Company’s ratio of non-interest expense to average assets decreased from 2.16% for the nine months ended September 30, 2007, to 2.13% for the nine months ended September 30, 2008.

In 2007, the Federal Deposit Insurance Corporation (FDIC) began to once again assess insurance premiums on insured institutions. Under the new pricing system, institutions in all risk categories, even the best rated, are charged an FDIC premium. Great Southern received a deposit insurance credit as a result of premiums previously paid. The Company’s credit offset assessed premiums for the first half of 2007, but premiums were owed by the Company in the latter half of 2007 and into 2008. The Company incurred additional deposit insurance expense of $39,000 in the third quarter of 2008 compared to the same period in 2007, and the Company expects a similar expense in subsequent quarters. For the nine months ended September 30, 2008, compared to the same period in 2007, the Company incurred additional deposit insurance expense of $753,000.

Due to increases in the level of foreclosed assets, foreclosure-related expenses in the third quarter of 2008 were higher than the comparable 2007 period by approximately $1.7 million. Similarly, foreclosure-related expenses increased $2.2 million in the nine months ended September 30, 2008, compared to the same period in 2007. In the three months ended September 30, 2008, the Company recorded write-downs totaling approximately $1.1 million on four unrelated foreclosed properties. Two of these properties are under contract to be sold.

In addition to the expense increases noted above, the Company’s increase in non-interest expense in the first nine months of 2008 compared to the same periods in 2007 related to the continued growth of the Company. Late in the first quarter of 2007, Great Southern completed its acquisition of a travel agency in St. Louis. In addition since June 2007, the Company opened banking centers in Springfield, Mo. and Branson, Mo. In the nine months ended September 30, 2008, compared to the nine months ended September 30, 2007, non-interest expenses increased $600,000 related to the ongoing operations of these entities.

Non-GAAP Reconciliation:

	Three Months Ended September 30,
	2008			2007
	Non-Interest	Revenue		Non-Interest	Revenue
	Expense	Dollars*		Expense	Dollars*
	(000)	(000)%		(000)	(000)%
Efficiency Ratio	$14,650	$20,156	72.68%	$13,320	$25,542	52.15%

Amortization of deposit broker
origination fees	--	139	(.50)	--	206	(.42)

Net change in fair value of interest
rate swaps and related deposits	--	(22)	.08	--	(139)	.28

Efficiency ratio excluding impact
of hedge accounting entries	$14,650	$20,273	72.26%	$13,320	$25,609	52.01%

*Net interest income plus non-interest income.

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	Nine Months Ended September 30,
	2008			2007
	Non-Interest	Revenue		Non-Interest	Revenue
	Expense	Dollars*		Expense	Dollars*
	(000)	(000)%		(000)	(000)%
Efficiency Ratio	$42,324	$76,177	55.56%	$37,980	$76,109	49.90%

Amortization of deposit broker
origination fees	--	2,472	(1.87)	--	649	(.43)

Net change in fair value of interest
rate swaps and related deposits	--	(5,285)	4.00	--	(1,008)	.67

Efficiency ratio excluding impact
of hedge accounting entries	$42,324	$73,364	57.69%	$37,980	$75,750	50.14%

* Net interest income plus non-interest income.

INCOME TAXES

For the three months ended September 30, 2008, the Company’s effective tax rate was lower than normal at 18.1%, primarily due to the lower pre-tax income during this period. For the nine months ended September 30, 2008, the Company’s effective tax benefit rate was 40.1%.

CAPITAL

As of September 30, 2008, stockholders’ equity was $168.8 million (6.7% of total assets), equivalent to a book value of $12.61 per share. Stockholders’ equity at December 31, 2007, was $189.9 million (7.8% of total assets), equivalent to a book value of $14.17 per share.  As of September 30, 2008, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On September 30, 2008, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 8.10%, Tier 1 risk-based capital ratio was 10.26%, and total risk-based capital ratio was 11.52%. On September 30, 2008, and on a preliminary basis, the Company’s Tier 1 leverage ratio was 8.18%, Tier 1 risk-based capital ratio was 10.36%, and total risk-based capital ratio was 11.61%.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses increased $3.1 million, from $1.4 million during the three months ended September 30, 2007, to $4.5 million during the three months ended September 30, 2008. The provision for loan losses increased $43.1 million, from $4.1 million during the nine months ended September 30, 2007, to $47.2 million during the nine months ended September 30, 2008. See the Company’s Quarterly Report on Form 10-Q for March 31, 2008 for additional information regarding the large provision for loan losses in the first quarter of 2008. The allowance for loan losses increased $3.9 million, or 15.4%, to $29.4 million at September 30, 2008, compared to $25.5 million at December 31, 2007. Net charge-offs were $2.4 million in the three months ended September 30, 2008, versus $1.9 million in the three months ended September 30, 2007. Four relationships make up $1.2 million of the net charge-off total for the 2008 third quarter. Three of these relationships were transferred to non-performing loans, and the remaining one relationship was completely charged off. Net charge-offs were $43.3 million in the nine months ended September 30, 2008, versus $4.3 million in the nine months ended September 30, 2007. The increase in charge-offs for the nine months ended September 30, 2008, was due principally to the $35 million which was provided for and charged off in the quarter ended March 31, 2008, related to the Company's loans to the Arkansas-based bank holding company and related loans to individuals described in the Company’s Quarterly Report on Form 10-Q for March 31, 2008. In addition, general market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects also contributed to increased provisions and

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charge-offs. As properties were transferred into foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate.

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management has established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The Bank's allowance for loan losses as a percentage of total loans was 1.63%, 1.49% and 1.38% at September 30, 2008, June 30, 2008 and December 31, 2007, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at this time, based on recent internal and external reviews of the Company's loan portfolio and current economic conditions.  If economic conditions remain weak or deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate. Non-performing assets at September 30, 2008, were $66.0 million, up $0.1 million from June 30, 2008, and up $10.1 million from December 31, 2007. Non-performing assets as a percentage of total assets were 2.61% at September 30, 2008, compared to 2.30% at December 31, 2007. Compared to December 31, 2007, non-performing loans decreased $2.3 million to $33.2 million while foreclosed assets increased $12.4 million to $32.8 million. Commercial real estate, construction and business loans comprised $30.1 million, or 91%, of the total $33.2 million of non-performing loans at September 30, 2008.

Non-performing Loans. Compared to June 30, 2008, non-performing loans increased $0.3 million to $33.2 million. Increases in non-performing loans during the quarter ended September 30, 2008, were primarily due to the addition of four loan relationships to the Non-performing Loans category:

•
A $2.5 million loan relationship, which is secured primarily by an office and residential historic rehabilitation project in St. Louis. This relationship was charged down approximately $250,000 upon transfer to non-performing loans.

•
A $3.0 million loan relationship, which is secured primarily by a condominium development in Kansas City. Some sales occurred during 2007, with the outstanding balance decreasing $1.9 million in 2007. However, no sales have occurred in 2008. This relationship was charged down approximately $285,000 upon transfer to non-performing loans.

•	A $1.9 million loan relationship, which is secured primarily by a residential subdivision development and developed lots in various subdivisions in Springfield, Mo.
•	A $1.2 million loan relationship, which is primarily secured by lots, houses and duplexes for resale in the Joplin, Mo., area.

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Partially offsetting these increases in non-performing loans were the following decreases to non-performing loans during the three months ended September 30, 2008:

•
The primary collateral underlying a $2.7 million loan relationship, a motel in the State of Florida, was sold by the borrower during the third quarter of 2008. The Company received a principal reduction on the debt and financed the new owner.

•
A portion of the primary collateral underlying a $2.6 million loan relationship, the borrowers’ interest in a publicly regulated entity, was sold by the borrower during the third quarter 2008. The borrower sold a two-thirds interest in the entity and the new owner assumed the debt with the Company.

•
The primary collateral underlying a $900,000 loan relationship, completed houses used as rental properties in Springfield, was foreclosed during the third quarter of 2008. These houses were subsequently sold.

•
The primary collateral underlying a $1.7 million loan relationship, anticipated tax refunds, was reduced by $1.0 million in the three months ended September 30, 2008, by receipt of a portion of these tax refunds.

•	Various other significant non-performing loans were further reduced through charge-offs of approximately $672,000.

At September 30, 2008, six significant loan relationships accounted for $20.0 million of the total non-performing loan balance of $33.2 million. In addition to the four new relationships noted above, two other significant loan relationships were previously included in Non-performing Loans and remained there at September 30, 2008. These two relationships are described below:

•
A $9.2 million loan relationship, which is secured by a condominium and retail historic rehabilitation development in St. Louis. The original relationship has been reduced through the receipt of a portion of the Federal and State historic tax credits expected to be received by the Company in 2008. Upon receipt of the remaining Federal and State tax credits, the Company expects to reduce the balance of this relationship to approximately $5.0 million, the value of which is substantiated by a recent appraisal. In October 2008, the balance outstanding was reduced $1.4 million due to receipt of Tax Increment Financing funds. The Company expects to remove this relationship from loans and hold it as a real estate asset once the tax credit process is completed. To date, five of the ten residential units are leased. The retail space is not leased at this time. This relationship was described more fully in the Company’s 2007 Annual Report on Form 10-K under “Non-performing Assets.”

•
A $2.3 million loan relationship, which is secured primarily by commercial land to be developed into commercial lots in Northwest Arkansas. This relationship was previously described in the Company’s June 30, 2008 Quarterly Report on Form 10-Q under “Non-performing Assets.”

Potential Problem Loans. Potential problem loans decreased $8.3 million during the three months ended September 30, 2008, from $24.4 million at June 30, 2008, to $16.1 million at September 30, 2008. In addition, potential problem loans decreased $14.3 million from December 31, 2007. Potential problem loans are loans which management has identified as having possible credit problems that may cause the borrowers difficulty in complying with current repayment terms. These loans are not reflected in the non-performing assets. During the three months ended September 30, 2008, Potential Problem Loans increased primarily due to the addition of two unrelated relationships totaling $3.6 million to the Potential Problem Loans category. These two additional relationships include: a $2.5 million relationship primarily secured by an office building and vacant land to be used for commercial development near Springfield, Mo.; and a $1.2 million relationship primarily secured by eight single-family houses which were constructed for sale in Northwest Arkansas. Decreases totaling $10.9 million in Potential Problem Loans resulted from the transfer of four unrelated relationships described above to the Non-performing Loans category.

More

Foreclosed Assets.  Foreclosed assets decreased $0.2 million during the three months ended September 30, 2008, from $33.0 million at June 30, 2008, to $32.8 million at September 30, 2008. Compared to a balance of $20.4 million at December 31, 2007, foreclosed assets increased $12.4 million. During the three months ended September 30, 2008, foreclosed assets increased primarily due to the addition of several smaller relationships that involve houses which are completed and for sale or under construction, as well as developed subdivision lots, partially offset by the sale of similar houses and subdivision lots.

At September 30, 2008, eight separate relationships comprise $22.1 million, or 67%, of the total foreclosed assets balance. These eight relationships were described more fully in the Company’s June 30, 2008 Quarterly Report on Form 10-Q under “Foreclosed Assets.”

BUSINESS INITIATIVES

The Company is expanding its retail banking center network in the St. Louis and Kansas City metropolitan regions. This is part of the Company’s overall long-term plan to open two to three banking centers per year as market conditions warrant. The Company’s first retail banking center in the St. Louis market is expected to open in 2009. Located in Creve Coeur, Mo., the full-service banking center will complement a loan production office and a Great Southern Travel office already in operation in this market.  Construction will be underway soon on a second banking center in the Lee’s Summit, Mo., market, a suburb of Kansas City. The banking center should be completed in 2009 and will enhance access and service to Lee’s Summit-area customers. Great Southern opened its first Lee’s Summit retail location in 2006.

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol “GSBC”.  The last reported sale price of GSBC stock in the quarter ended September 30, 2008, was $12.75.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients.  Headquartered in Springfield, Mo., Great Southern operates 39 banking centers and 180 ATMs in Missouri. The Company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., and St. Louis.

www.greatsouthernbank.com

Forward-Looking Statements

When used in future filings by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and nine months ended September 30, 2008 and 2007 are not necessarily indicative of the results of operations, which may be expected for any future period.

Selected Financial Condition Data:	September 30,	December 31,	June 30,
	2008	2007	2008
	(Dollars in thousands)
Total assets	$2,527,912	$2,431,732	$2,487,082
Loans receivable, gross	1,795,962	1,838,853	1,821,753
Allowance for loan losses	29,379	25,459	27,242
Foreclosed assets, net	32,810	20,399	33,032
Available-for-sale securities, at fair value	505,715	425,028	460,493
Deposits	1,854,474	1,763,146	1,861,832
Total borrowings	485,569	461,517	435,869
Stockholders' equity	168,784	189,871	172,085
Non-performing assets	66,035	55,874	65,892

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2008	2007	2008	2007	2008
Selected Operating Data:	(Dollars in thousands)
Interest income	$35,024	$41,976	$109,028	$123,138	$35,664
Interest expense	16,657	24,044	54,687	69,532	17,533
Net interest income	18,367	17,932	54,341	53,606	18,131
Provision for loan losses	4,500	1,350	47,200	4,125	4,950
Non-interest income	1,789	7,610	21,836	22,503	9,864
Non-interest expense	14,650	13,320	42,324	37,980	13,557
Provision (credit) for income taxes	182	3,555	(5,350)	11,144	3,156
Net income (loss)	$824	$7,317	$(7,997)	$22,860	$6,332

	At or For The Three Months Ended		At or For The Nine Months Ended		At or For The Three Months Ended
	September 30,		September 30,		June 30,
	2008	2007	2008	2007	2008
Per Common Share:
Net income (loss) (fully diluted)	$.06	$.54	$(.60)	$1.67	$.47
Book value	$12.61	$13.79	$12.61	$13.79	$12.86

Earnings Performance Ratios:
Annualized return on average assets	.13%	1.24%	(.43)%	1.31%	1.00%
Annualized return on average stockholders’ equity	1.90%	15.75%	(5.86)%	16.57%	14.13%
Net interest margin	3.13%	3.20%	3.09%	3.28%	3.07%
Net interest margin excluding hedge acctg. entries	3.15%	3.23%	3.23%	3.32%	3.23%
Average interest rate spread	2.87%	2.66%	2.80%	2.74%	2.82%
Efficiency ratio	72.68%	52.15%	55.56%	49.90%	48.43%
Non-interest expense to average total assets	2.07%	2.24%	2.13%	2.16%	2.10%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.63%	1.45%	1.63%	1.45%	1.49%
Non-performing assets to period-end assets	2.61%	2.10%	2.61%	2.10%	2.65%
Non-performing loans to period-end loans	1.84%	1.92%	1.84%	1.92%	1.79%
Annualized net charge-offs to average loans	.51%	.43%	3.10%	.32%	.90%

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	September 30,	December 31,	June 30,
	2008	2007	2008
	(Unaudited)		(Unaudited)
ASSETS
Cash	$56,020	$79,552	73,595
Interest-bearing deposits in other financial institutions	67,008	973	25,956

Cash and cash equivalents	123,028	80,525	99,551
Available-for-sale securities	505,715	425,028	460,493
Held-to-maturity securities (fair value $1,443 – September 2008;
$1,508 – December 2007)	1,360	1,420	1,360
Mortgage loans held for sale	5,184	6,717	9,085
Loans receivable, net of allowance for loan losses of
$29,379 – September 2008; $25,459 – December 2007	1,766,583	1,813,394	1,794,511
Interest receivable	12,103	15,441	13,109
Prepaid expenses and other assets	17,666	14,904	13,868
Foreclosed assets held for sale, net	32,810	20,399	33,032
Premises and equipment, net	29,954	28,033	29,546
Goodwill and other intangible assets	1,737	1,909	1,792
Investment in Federal Home Loan Bank stock	8,448	13,557	9,294
Refundable income taxes	7,252	1,701	9,578
Deferred income taxes	16,072	8,704	11,863
Total Assets	$2,527,912	$2,431,732	$2,487,082

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$1,854,474	$1,763,146	$1,861,832
Securities sold under reverse repurchase agreements with customers	229,274	143,721	186,736
Federal Home Loan Bank advances	122,847	213,867	123,031
Structured repurchase agreements	50,000	--	--
Short-term borrowings	52,519	73,000	95,173
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	8,882	6,149	7,450
Advances from borrowers for taxes and insurance	1,232	378	1,017
Accounts payable and accrued expenses	8,971	10,671	8,829
Total Liabilities	2,359,128	2,241,861	2,314,997

Stockholders’ Equity:
Capital stock
Serial preferred stock, $.01 par value;
authorized 1,000,000 shares; none issued	--	--	--
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2008 – 13,380,969 shares; December 2007 –
13,400,197 shares	134	134	134
Additional paid-in capital	19,693	19,342	19,576
Retained earnings	155,329	170,933	156,913
Accumulated other comprehensive income (loss)	(6,372)	(538)	(4,538)
Total Stockholders' Equity	168,784	189,871	172,085
Total Liabilities and Stockholders' Equity	$2,527,912	$2,431,732	$2,487,082

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED		THREE MONTHS ENDED
	September 30,		September 30,		June 30,
	2008	2007	2008	2007	2008
	(Unaudited)		(Unaudited)		(Unaudited)

INTEREST INCOME
Loans	$28,992	$36,636	$91,393	$107,477	$29,661
Investment securities and other	6,032	5,340	17,635	15,661	6,003
TOTAL INTEREST INCOME	35,024	41,976	109,028	123,138	35,664
INTEREST EXPENSE
Deposits	13,708	19,867	45,471	57,489	14,863
Federal Home Loan Bank advances	1,140	1,738	3,864	5,065	1,142
Short-term borrowings and repurchase agreements	1,473	1,917	4,255	5,576	1,186
Subordinated debentures issued to capital trust	336	522	1,097	1,402	342
TOTAL INTEREST EXPENSE	16,657	24,044	54,687	69,532	17,533
NET INTEREST INCOME	18,367	17,932	54,341	53,606	18,131
PROVISION FOR LOAN LOSSES	4,500	1,350	47,200	4,125	4,950
NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES	13,867	16,582	7,141	49,481	13,181
NON-INTEREST INCOME
Commissions	1,964	2,435	7,036	7,665	2,432
Service charges and ATM fees	4,067	3,817	11,603	11,270	3,970
Net realized gains on sales of loans	369	247	1,127	682	365
Net realized gains (losses) on sales and
impairments of available-for-sale securities	(5,293)	4	(5,286)	4	1
Net gain (loss) on sales of fixed assets	9	11	175	35	156
Late charges and fees on loans	259	370	632	752	154
Change in interest rate swap fair value net of change
in hedged deposit fair value	32	157	5,287	843	2,277
Other income	382	569	1,262	1,252	509
TOTAL NON-INTEREST INCOME	1,789	7,610	21,836	22,503	9,864
NON-INTEREST EXPENSE
Salaries and employee benefits	7,561	7,744	23,807	22,373	7,970
Net occupancy and equipment expense	2,027	1,971	6,212	5,844	2,137
Postage	558	552	1,690	1,670	569
Insurance	542	537	1,662	984	507
Advertising	247	355	866	1,063	342
Office supplies and printing	209	187	654	659	226
Telephone	320	339	1,052	1,006	360
Legal, audit and other professional fees	515	285	1,236	867	343
Expense (income) on foreclosed assets	1,868	125	2,484	275	262
Other operating expenses	803	1,225	2,661	3,239	841
TOTAL NON-INTEREST EXPENSE	14,650	13,320	42,324	37,980	13,557
INCOME (LOSS) BEFORE INCOME TAXES	1,006	10,872	(13,347)	34,004	9,488
PROVISION (CREDIT) FOR INCOME TAXES	182	3,555	(5,350)	11,144	3,156
NET INCOME (LOSS)	$824	$7,317	$(7,997)	$22,860	$6,332
BASIC EARNINGS PER COMMON SHARE	$.06	$.54	$(.60)	$1.68	$.47
DILUTED EARNINGS PER COMMON SHARE	$.06	$.54	$(.60)	$1.67	$.47
DIVIDENDS DECLARED PER COMMON SHARE	$.18	$.17	$.54	$.50	$.18

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $647,000 and $990,000 for the three months ended September 30, 2008 and 2007, respectively. Fees included in interest income were $2.0 million and $2.4 million for the nine months ended September 30, 2008 and 2007, respectively. Tax-exempt income was not calculated on a tax equivalent basis.  The table does not reflect any effect of income taxes.

	September 30, 2008	Three Months Ended September 30, 2008			Three Months Ended September 30, 2007
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest-earning assets:	(Dollars in thousands)
Loans receivable:
One- to four-family residential	6.28%	$213,136	$3,389	6.33%	$182,645	$3,239	7.04%
Other residential	6.73	118,265	1,862	6.26	80,371	1,722	8.50
Commercial real estate	6.49	494,780	8,056	6.48	449,170	9,340	8.25
Construction	6.11	622,000	9,483	6.07	696,754	14,624	8.33
Commercial business	5.78	148,015	2,255	6.06	177,655	3,783	8.45
Other loans	7.58	187,446	3,067	6.51	153,184	2,932	7.59
Industrial revenue bonds	6.40	52,204	880	6.71	58,021	996	6.81

Total loans receivable	6.42	1,835,846	28,992	6.28	1,797,800	36,636	8.08

Investment securities and other interest-earning assets	4.84	498,037	6,032	4.82	427,076	5,340	4.96

Total interest-earning assets	6.05	2,333,883	35,024	5.97	2,224,876	41,976	7.49
Non-interest-earning assets:
Cash and cash equivalents		63,274			82,280
Other non-earning assets		72,829			53,502
Total assets		$2,469,986			$2,360,658

Interest-bearing liabilities:
Interest-bearing demand and savings	1.42	$436,129	1,646	1.50	$490,898	4,340	3.51
Time deposits	3.69	1,273,854	12,062	3.77	1,140,326	15,527	5.40
Total deposits	3.14	1,709,983	13,708	3.19	1,631,224	19,867	4.83
Short-term borrowings and structured repo	2.32	275,507	1,473	2.13	173,999	1,917	4.37
Subordinated debentures issued to capital trust	4.37	30,929	336	4.32	30,335	522	6.83
FHLB advances	3.63	122,969	1,140	3.69	141,552	1,738	4.87

Total interest-bearing Liabilities	3.07	2,139,388	16,657	3.10	1,977,110	24,044	4.83
Non-interest-bearing liabilities:
Demand deposits		146,983			167,290
Other liabilities		9,881			30,381
Total liabilities		2,296,252			2,174,781
Stockholders’ equity		173,734			185,877
Total liabilities and stockholders’ equity		$2,469,986			$2,360,658

Net interest income:
Interest rate spread	2.98%		$18,367	2.87%		$17,932	2.66%
Net interest margin*				3.13%			3.20%
Average interest-earning assets to average interest-bearing liabilities		109.1%			112.5%

*Defined as the Company’s net interest income divided by total interest-earning assets.

	September 30, 2008	Nine Months Ended September 30, 2008			Nine Months Ended September 30, 2007
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest-earning assets:	(Dollars in thousands)
Loans receivable:
One- to four-family residential	6.28%	$203,310	$9,937	6.53%	$177,431	$9,356	7.05%
Other residential	6.73	105,115	5,338	6.78	80,874	5,195	8.59
Commercial real estate	6.49	479,364	24,243	6.76	452,512	28,449	8.41
Construction	6.11	669,609	32,342	6.45	673,304	42,562	8.45
Commercial business	5.78	172,097	7,966	6.18	167,900	10,588	8.43
Other loans	7.58	175,519	8,822	6.71	148,732	8,445	7.59
Industrial revenue bonds	6.40	53,780	2,745	6.82	56,502	2,882	6.82

Total loans receivable	6.42	1,858,794	91,393	6.57	1,757,255	107,477	8.18

Investment securities and other interest-earning assets	4.84	491,339	17,635	4.79	430,378	15,661	4.87

Total interest-earning assets	6.05	2,350,133	109,028	6.20	2,187,633	123,138	7.53
Non-interest-earning assets:
Cash and cash equivalents		68,706			88,270
Other non-earning assets		72,449			47,974
Total assets		$2,491,288			$2,323,877

Interest-bearing liabilities:
Interest-bearing demand and savings	1.42	$516,734	7,119	1.84	$470,413	12,076	3.43
Time deposits	3.69	1,219,780	38,352	4.20	1,137,975	45,413	5.34
Total deposits	3.14	1,736,514	45,471	3.50	1,608,388	57,489	4.78
Short-term borrowings and structured repo	2.32	244,435	4,255	2.33	167,630	5,576	4.45
Subordinated debentures issued to capital trust	4.37	30,929	1,097	4.74	27,311	1,402	6.86
FHLB advances	3.63	137,245	3,864	3.76	137,274	5,065	4.93

Total interest-bearing liabilities	3.07	2,149,123	54,687	3.40	1,940,603	69,532	4.79
Non-interest-bearing liabilities:
Demand deposits		149,446			171,230
Other liabilities		10,671			28,146
Total liabilities		2,309,240			2,139,979
Stockholders’ equity		182,048			183,898
Total liabilities and stockholders’ equity		$2,491,288			$2,323,877

Net interest income:
Interest rate spread	2.98%		$54,341	2.80%		$53,606	2.74%
Net interest margin*				3.09%			3.28%
Average interest-earning assets to average interest-bearing liabilities		109.4%			112.7%
_______________
*Defined as the Company’s net interest income divided by total interest-earning assets.